Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into by and between Akouos, Inc. (the “Company”), and Greg Robinson (“Executive”), and is effective as of August 12, 2021 (the “Effective Date”).

RECITALS

Whereas, the Company desires to continue to employ Executive as its Chief Scientific Officer; and

Whereas, Executive is party to a letter agreement dated June 24, 2019 (and as amended and/or updated) with the Company (the “Existing Agreement”) which Existing Agreement will be superseded in its entirety by this Agreement; and

Whereas, Executive has agreed to accept such continued employment on the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the termination of Executive’s employment by Executive or the Company. During the Term, Executive shall be an at-will employee of the Company and Executive’s employment shall be freely terminable by either Executive or the Company, for any reason, at any time, subject to the provisions set forth in Section 8 below.
2.Position. During the Term, Executive shall continue to serve on a full-time basis as the Company’s Chief Scientific Officer, working out of the Company’s offices in Boston, Massachusetts. Executive shall report to the Company’s Chief Executive Officer (the “CEO”).
3.Scope of Employment. During the Term, Executive shall be responsible for the performance of those duties consistent with Executive’s position, plus such other duties as may from time to time be assigned to Executive by the CEO. Executive shall perform and discharge faithfully, diligently, and to the best of Executive’s ability, Executive’s duties and responsibilities hereunder. Executive shall devote Executive’s entire business time, loyalty, attention and efforts to the business and affairs of the Company; provided, however, that reasonable time for personal business as well as charitable and professional activities will be permitted, including, with the prior written approval of the Company, serving as a board member of other organizations, so long as such activities do not materially interfere with Executive’s performance of services under this Agreement. Executive agrees to abide by the lawful rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.
4.Compensation. As full compensation for all services rendered by Executive during the Term, the Company will provide to Executive the following:
(a)Base Salary. Executive shall continue to receive a base salary at the rate of $16,279.17 per semi-monthly pay period (the “Base Salary”) (which annualized equals $390,700), to be paid in installments in accordance with the Company’s regularly established payroll procedure. The Base

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Salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board (or a committee thereof).
(b)Bonus. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, Executive may be eligible for an annual performance bonus, based on Executive’s performance and the Company’s performance during the applicable fiscal year, as determined by the Board (or a committee thereof) in its sole discretion (the “Bonus”). Executive’s target bonus will continue to be forty percent (40%) of Executive’s annualized Base Salary. Executive must be an active employee of the Company on the date any Bonus is distributed in order to be eligible for and to earn a Bonus award, as it also serves as an incentive for Executive to remain employed by the Company. Executive’s bonus eligibility will be reviewed from time to time in accordance with normal business practices and in the sole discretion of the Company.
(c)Benefits. Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.
(d)Paid Time Off. Executive will continue to be eligible for paid time off pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.
(e)Equity. Executive may be eligible to receive such grants of equity awards as the Board of Directors of the Company shall determine.
5.Expenses. Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by Executive on the Company’s behalf during the course of Executive’s employment pursuant to Company policy in effect from time to time, subject to the provisions of Section 3 of Exhibit A attached hereto.
6.Restrictive Covenants. Executive will be required to execute the Proprietary Information, Inventions and Restrictive Covenants Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”), as a condition of continued employment and the benefits set forth in this Agreement. Executive acknowledges that Executive’s eligibility to receive the severance pay and other benefits pursuant to Section 8 of this Agreement is contingent upon Executive’s agreement to the non-competition provisions set forth in the Restrictive Covenants Agreement. Executive further acknowledges that such consideration was mutually agreed upon by Executive and the Company, and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligations.
7.Termination of Employment. Executive or the Company may terminate Executive’s employment at any time for any reason, with or without cause, subject to the following provisions:
(a)Termination for Cause. The Company may terminate Executive’s employment for Cause (as defined below), upon written notice to Executive setting forth in reasonable detail the nature of the Cause. Termination of Executive’s employment by the Company for Cause will result in no severance pay or benefits hereunder.
(b)Termination without Cause. The Company may terminate Executive’s employment at any time other than for Cause upon written notice to Executive.

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(c)Termination for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason (as defined below) by providing written notice to the Company of the condition giving rise to the Good Reason, specifying in reasonable detail the basis for such claim of Good Reason, no later than sixty (60) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days after the expiration of the Company’s thirty-day cure period if the Company fails to remedy the condition. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, during the term of Executive’s employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(d)Termination without Good Reason. Executive may terminate Executive’s employment with the Company other than for Good Reason at any time subject to Executive’s provision of thirty (30) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay Executive an amount equal to Executive’s then-current Base Salary that would otherwise have been payable to Executive had Executive remained employed for the duration of the Applicable Notice Period. In such instance, Executive’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and Executive will be paid an amount equal to Executive’s then-current Base Salary Executive would have received had Executive remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period. For the avoidance of doubt, except for the Early Termination Payment, Executive will not be entitled to receive any severance pay or benefits in the event of Executive’s termination without Good Reason.
(e)Termination Due to Death or Disability. Executive’s employment shall automatically terminate in the event of Executive’s death during employment. The Company may terminate Executive’s employment, upon notice to Executive, in the event of Executive’s Disability (as defined below).
8.Severance and other Matters Related to Termination; Change of Control.
(a)Termination by the Company without Cause or by Executive for Good Reason Prior to or More than Twelve Months Following a Change of Control. Subject to Sections 8(d), 8(e) and 9(b) below and Exhibit A attached hereto, in the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) of this Agreement or by Executive for Good Reason pursuant to Section 7(c) of this Agreement, in either case prior to or more than twelve (12) months following a Change of Control, in addition to the Accrued Compensation (as defined below), and further provided that Executive has been employed by the Company for at least one year prior to the termination date, the Company shall provide Executive with the severance payments and benefits specified below:
(i)the Company shall continue to pay to Executive Executive’s Base Salary, at the rate then in effect and payable in approximately equal installments in accordance with the Company’s regular payroll practices as then in effect, for a period of nine (9) months commencing at the time set forth in Section 8(d) hereof; and

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(ii)subject to Executive’s eligibility for and timely election to continue participation in the Company’s group health and dental plans under COBRA or similar applicable state law and to Executive’s copayment of premium amounts at the active employees’ rate, and only for so long as Executive is eligible for such coverage through COBRA or similar applicable state law, the Company shall continue to pay the employer portion of the premiums for the Company’s group health and dental program for Executive in order to allow Executive to continue to participate in the Company’s group health and dental program for nine (9) months following the date of Executive’s termination of employment, or, if earlier, until the date Executive becomes eligible to enroll in such plans of any new employer, unless the Company’s provision of such payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.
(b)Termination by the Company without Cause or by Executive for Good Reason within Twelve Months following a Change of Control. Subject to Sections 8(d), 8(e) and 9(b) below and Exhibit A attached hereto, in the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) of this Agreement or by Executive for Good Reason pursuant to Section 7(c) of this Agreement, in either case within twelve (12) months following a Change of Control (as defined below), in addition to the Accrued Compensation, in lieu of any payments and benefits provided in Section 8(a) above, the Company shall provide Executive with the severance payments and benefits specified below:
(i)the Company shall pay Executive in one lump sum, at the time set forth in Section 8(d) hereof, an amount equal to the sum of (A) Executive’s annualized Base Salary at the rate then in effect, and (B) the full amount of Executive’s target annual bonus for the year in which Executive’s termination of employment occurs; and
(ii)subject to Executive’s eligibility for and timely election to continue participation in the Company’s group health and dental plans under COBRA or similar applicable state law and Executive’s copayment of premium amounts at the active employees’ rate, and only for so long as Executive is eligible for such coverage through COBRA or similar applicable state law, the Company shall continue to pay the employer portion of the premiums for the Company’s group health and dental program for Executive in order to allow Executive to continue to participate in the Company’s group health and dental program for twelve (12) months following the date of Executive’s termination of employment, or, if earlier, until the date Executive becomes eligible to enroll in such plans of any new employer, unless the Company’s provision of such payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and
(iii)all outstanding and unvested stock options and other equity awards, in each case, that vest based solely on the passage of time then held by Executive shall become fully vested and exercisable or non-forfeitable, as the case may be, as of the termination date and, with respect to any stock options then held by Executive, those options shall remain exercisable for the period of time set forth in the applicable grant agreement.
(c)Any Other Termination. In the event Executive’s employment with the Company terminates for any reason other than by the Company without Cause pursuant to Section 7(b) of this Agreement, or by Executive for Good Reason pursuant to Section 7(c) of this Agreement, or in the event that Executive’s employment with the Company is terminated by the Company without Cause pursuant to Section 7(b) of this Agreement, or by Executive for Good Reason pursuant to Section 7(c) of this Agreement and Executive has been employed by the Company for less than one year as of the termination date, the Company shall pay Executive the Accrued Compensation.

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(d)Release; Payment Timing. Any obligation of the Company to provide the severance payments or other benefits (including accelerated vesting of stock options and other equity awards) described in this Section 8 (for the avoidance of doubt, other than Accrued Compensation), is conditioned on Executive’s execution of a separation and release of claims agreement in the form provided by the Company (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of Executive’s continuing obligations under the Restrictive Covenants Agreement, and an agreement not to compete with the Company for twelve (12) months following Executive’s separation from employment) (the “Release”), which Release must become irrevocable within sixty (60) days following the date of such termination of employment (or such shorter period as may be directed by the Company). The Release shall not require Executive to release (i) claims for indemnification in Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws, insurance or other written agreements, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company, (iii) vested rights as an equity holder or option holder, (iv) rights to receive retirement and other benefits that are accrued and fully vested at the time of Executive’s termination, and (v) any other claims that cannot be released as a matter of law. Subject to the terms of Exhibit A, any payments to be made either in a lump sum or in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, with such payment or, as may be applicable, the first such payment (which shall be retroactive to the day immediately following the date of Executive’s termination of employment) due and payable in the first regular payroll following the date the Release becomes effective. Notwithstanding the foregoing, if the date Executive’s employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or, as may be applicable, first payment shall not be made prior to the first regular payroll of the second taxable year. For the avoidance of doubt, if Executive does not execute a Release within the period specified in this Section 8(d), or if Executive revokes the executed Release within the time period permitted by law, Executive will not be entitled to any payments or benefits (including the accelerated vesting of stock options or other equity awards) set forth herein (other than the Accrued Compensation), any stock options and other equity awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to Executive, and the Company will not have any further obligations to Executive under this Agreement or otherwise. Executive agrees that, should Executive become eligible to participate in the health and, if applicable, dental, plan of any subsequent employer while the Company is making payments to Executive pursuant to Section 8(a)(ii) or Section 8(b)(ii), as may be applicable, Executive will provide the Company with written notice thereof within five (5) business days of such eligibility.
(e)Survival, Conditions to Severance. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions of the Agreement or the Restrictive Covenants Agreement. The obligation of the Company to make severance payments to Executive or on Executive’s behalf is expressly conditioned upon (i) Executive’s full performance, and continued performance during any applicable severance periods, of Executive’s material obligations under this Agreement, the Restrictive Covenants Agreement, and any subsequent agreement between Executive and the Company relating to, without limitation, confidentiality, non-competition, proprietary information or the like, and (ii) Executive’s execution and non-revocation of the Release as set forth above.
(f)Definitions. The following definitions shall apply for purposes of Sections 7 and 8 of this Agreement:

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(i)“Accrued Compensation” means (i) any Base Salary earned but not paid through the date of the termination of employment and to the extent consistent with general Company policy, to be paid in accordance with the Company’s regular payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses Executive has timely submitted appropriate documentation in accordance with Company policy, and (iii) any amounts or benefits to which Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Code).
(ii)“Cause” shall mean a finding by the Board of:
(A)Executive’s failure (except where due to Disability), neglect, or refusal to perform in any material respect Executive’s duties and responsibilities;
(B)any act of Executive that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect;
(C)Executive’s commission of: (x) a felony or (y) any other criminal charge involving deceit, dishonesty or fraud or that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company;
(D)Executive’s commission of an act of fraud or embezzlement against the Company, an act of dishonesty, willful misconduct or gross negligence, or any other act that creates or reasonably could create negative or adverse publicity for the Company;
(E)any violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company;
(F)Executive’s violation of federal or state securities laws; or
(G)Executive’s breach of this Agreement or the Restrictive Covenants Agreement.
(iii)“Change of Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to

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the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (D) the liquidation or dissolution of the Company.
(iv)“Good Reason” shall mean, without Executive’s consent:
(A)a material diminution of Executive’s duties or responsibilities,
(B)a material reduction in Executive’s then-current Base Salary (other than pursuant to an across-the-board reduction applicable to all similarly situated executives),
(C)the relocation of Executive’s principal place of employment more than fifty (50) miles from its current location and to a location such that Executive’s daily commuting distance is increased, or
(D)any other material and adverse breach of a provision of this Agreement by the Company.
(v)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents Executive’s performance of Executive’s duties (or is expected to a reasonable degree of medical certainty to prevent Executive’s performance of Executive’s duties) for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period, notwithstanding any reasonable accommodation(s), as that term is defined by applicable state and federal law. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree will be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be

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unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
9.Taxes.
(a)Withholding. All compensation payable to Executive under this Agreement or otherwise shall be subject to all applicable taxes and withholding.
(b)Section 280G.
(i)Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive. For purposes of this Section 9(b), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(ii)Notwithstanding the provisions of Section 9(b)(i), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b)(ii) shall be referred to as a “Section 9(b)(ii) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(iii)For purposes of this Section 9(b) the following terms shall have the following respective meanings:
(A)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(B)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
(iv)Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company)

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as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(b)(iv). Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 9(b)(ii) Override is applicable. Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence, or (B) that Executive disagrees with such determination, in which case Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 9(b)(ii) Override is applicable. In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9(b), then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the Commonwealth of Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of an Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 9(b)(i) and 9(b)(ii) hereof, the amount of any payments to be made to Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.
(v)The provisions of this Section 9(b) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive may receive Contingent Compensation Payments.
10.Absence of Restrictions. Executive represents and warrants that Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent Executive’s employment with or provision of services to the Company, or which are in any way inconsistent with any of the terms of this Agreement.
11.At-Will Employment. This Agreement shall not be construed as an agreement, either express or implied, to employ Executive for any stated term, and shall in no way alter the Company’s

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policy of employment at-will, under which both the Company and Executive remain free to end the employment relationship for any reason, at any time, with or without cause or notice (except for any notice required by Section 7(c) and Section 7(d)). Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay Executive any compensation or grant Executive any benefit beyond the end of Executive’s employment with the Company, except as otherwise explicitly set forth in Section 8 hereof.
12.Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.
13.Notice. Any notice required to be given, served or delivered to any of the parties hereto shall be sufficient if it is in writing and sent by certified, registered, or overnight mail with proper postage prepaid, telecopier (with receipt confirmed), courier service or personal delivery addressed as follows:

To Executive:

At the address set forth in Executive’s personnel file

To Company:

645 Summer Street
Suite 200
Boston, MA 02210

Attn: Chief Legal Officer

or to such other address as a party from time to time may designate by notice to the other.

14.Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and each of the Company and Executive consents to the jurisdiction of such a court. Each of the Company and Executive hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
15.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (including, without limitation, the Existing Agreement and any offer letters or other agreements containing terms related to compensation and other benefits), except that any outstanding equity awards granted by the Company shall remain subject to the applicable award agreements except to the extent specifically modified by this Agreement.
16.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.
17.Acknowledgment. Executive states and represents that Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney or has voluntarily declined to seek such counsel. Executive further states and represents that Executive has carefully read this

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Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs Executive’s name of Executive’s own free act.
18.Miscellaneous.
(a)No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
(b)The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(c)In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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In Witness Whereof, the parties hereto have executed this Agreement.

AKOUOS, inc.

By: /s/ Emmanuel Simons

Name: Emmanuel Simons

Title: CEO

Date: August 10, 2021

EXECUTIVE:

/s/ Gregory S. Robinson

Greg Robinson

Date: August 10, 2021

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EXHIBIT A

Payments Subject to Section 409A

1.Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:
(a)It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(b)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.
(c)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(i)Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and
(ii)Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, as soon as practicable following Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
2.The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

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3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
4.The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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EXHIBIT B

Proprietary Information, and Inventions and Restrictive Covenants Agreement

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